Exhibit 10.3
AGREEMENT
     This Agreement (this “Agreement”), effective as of September 27, 2005, is made by and between Vought Aircraft Industries, Inc., a Delaware corporation (the “Company”), and Gordon L. Williams (“Mr. Williams”).
     WHEREAS, Mr. Williams has been a Member of the Board of Directors of the Company (the “Board”);
     WHEREAS, Mr. Williams has resigned from his position as a Member of the Board, effective September 1, 2005;
     WHEREAS, Mr. Williams has been entitled to receive certain compensation from the Company in connection with his prior service as an employee of the Company and/or as a Member of the Board, including certain Board fees, certain Stock Options (the “Options”) under the Amended and Restated 2001 Vought Aircraft Industries, Inc. Stock Option Plan (the “Plan”) and certain benefits under the terms of a Letter Agreement, dated November 28, 2000, between Mr. Williams and the Company (the “Letter Agreement”);
     WHEREAS, in connection with his prior employment with the Company, Mr. Williams had purchased certain shares of common stock of the Company (the “Shares”) and has also executed a Promissory Note in connection with the purchase of certain of those Shares (the “Promissory Note”); and
     WHEREAS, the Company and Mr. Williams mutually desire to settle and forever resolve any and all obligations that may exist regarding compensation payable to Mr. Williams as a result of his employment with the Company and his service and as a Member of the Board.
     NOW, THEREFORE, in consideration of the covenants and undertakings contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Mr. Williams hereby agree as follows:
     1. Payment by Company. In exchange for the provisions set forth, the Company shall pay Mr. Williams, within three (3) business days following the execution of this Agreement, the amount of three million dollars ($3,000,000). In addition, the Promissory Note is hereby cancelled contemporaneously with the execution of this Agreement and Mr. Williams shall have no further obligation to the Company in connection with the Promissory Note.
     2. Satisfaction of Obligations. Mr. Williams acknowledges and agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Mr. Williams by the Company with respect to all compensation to which Mr. Williams may otherwise be entitled in connection with his employment with the Company and/or his service as a Member of the Board, including, but not limited to, any rights under the Letter Agreement. Mr. Williams hereby waives, relinquishes and gives up all of his right, title and interest in or to all such compensation including his right, title and interest in or to the Shares and his right, title and interest in or to the Options and the shares subject thereto (including under the applicable option agreement(s) and the Plan as it relates to the Options), and Mr. Williams hereby agrees that such Options are hereby cancelled and shall be deemed null and void and of no force or effect.
     IN WITNESS WHEREOF, the Company and Mr. Williams have caused this Agreement to be executed effective as of the date first above written.

VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ Tom D. Risley
	Name:	Tom D. Risley
	Title:	Chairman, President & Chief Executive Officer

DIRECTOR
/s/ Gordon L. Williams
Gordon L. Williams